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                                                                     Exhibit 5.1

                                   JONES DAY
                        NORTH POINT . 901 LAKESIDE AVENUE
                           CLEVELAND, OHIO 44114-1190
             TELEPHONE: (216) 586-3939 . FACSIMILE: (216) 579-0212

                                February 5, 2003

Parker-Hannifin Corporation
6035 Parkland Boulevard
Cleveland, Ohio 44124

         Re: $225,000,000 Aggregate Principal Amount of 4.875% Senior Notes Due 2013 of Parker-Hannifin Corporation


Ladies and Gentlemen:

         We are acting as special counsel for Parker-Hannifin Corporation, an Ohio corporation (the "Company"), in connection with the issuance and sale of $225,000,000 aggregate principal amount of 4.875% Senior Notes Due 2013 of the Company (the "Notes"), to be issued pursuant to that certain Indenture (the "Indenture"), dated as of May 3, 1996, between the Company and National City Bank, as Trustee (the "Trustee").

         In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that when the Notes are executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered to the underwriters pursuant to the Underwriting Agreement, dated as of February 5, 2003, by and between the Company and Banc of America Securities LLC, McDonald Investments Inc. and Morgan Stanley & Co. Incorporated, against payment of the consideration therefor as provided for therein, the Notes will be validly issued and will constitute valid and binding obligations of the Company.

         Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of New York, the provisions of Chapter 1701 of the Ohio Revised Code, and the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Ohio or any other jurisdiction.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement (File No. 333-82806) and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                      Very truly yours,

                                      /s/ Jones Day